Exhibit 99.2

For more information contact:
Stephen S. Romaine, President & CEO
Francis M. Fetsko, CFO
Tompkins Financial Corporation 607.273.3210

For Immediate Release

Wednesday, July 23, 2008

Tompkins Financial Corporation
Increases Cash Dividend and announces approval of Stock
Repurchase Program

ITHACA, NY – Tompkins Financial Corporation (TMP – American Stock Exchange)

Tompkins Financial Corporation announced today that its Board of Directors approved payment of a regular quarterly cash dividend of $0.34 per share, payable on August 15, 2008, to common shareholders of record on August 4, 2008. The current dividend represents a 6.3% increase over the $0.32 cash dividend paid in the second quarter of 2008.

The Company also announced that its Board of Directors has authorized the repurchase of up to 150,000 shares of the Company’s outstanding common stock. Purchases may be made on the open market or in privately negotiated transactions, over the next 24 months. This share repurchase program replaces a program that was previously approved by the Company’s Board of Directors in July 2006, and expired this month. Over the life of the program approved in 2006, the Company repurchased 420,575 shares.

Stephen S. Romaine, President and CEO stated, “The approval by our board to increase our dividend and approve our stock repurchase program is in recognition of the strong earnings performance, credit quality and capital position of our Company.”

Tompkins Financial Corporation is a financial holding company, headquartered in Ithaca, NY. The Company is the parent for Tompkins Trust Company, The Bank of Castile, Mahopac National Bank, Tompkins Insurance Agencies, Inc., and AM&M Financial Services, Inc.